Exhibit 99.1

(BW)(CA-AMGEN)(AMGN) Amgen’s First Quarter 2006 Adjusted Earnings Per Share, Excluding Stock Option Expense, Increased 26 Percent to 91 Cents; First Quarter 2006 GAAP Earnings Per Share Increased 22 Percent to 82 Cents

Business Editors

THOUSAND OAKS, Calif.—(BUSINESS WIRE)—April 18, 2006—

Adjusted EPS Guidance Raised to $3.60 - $3.70 Including Dilution From the Abgenix Acquisition, and Excluding Stock Option Expense; Total Revenue Increased 14 Percent

Amgen (NASDAQ:AMGN) reported adjusted earnings per share (EPS), excluding stock option expense, of 91 cents for the first quarter of 2006, an increase of 26 percent compared to 72 cents during the first quarter of 2005. Adjusted net income, excluding stock option expense, increased 19 percent to $1.1 billion compared to $924 million in the first quarter of 2005. Stock option expense on a per share basis totaled 4 cents in the first quarter of 2006 compared to 6 cents in the first quarter of 2005. Adjusted EPS including stock option expense were 87 cents for the first quarter of 2006, an increase of 32 percent compared to 66 cents in the first quarter of 2005.

Total revenue increased 14 percent during the first quarter of 2006 to $3.2 billion from $2.8 billion in the first quarter of 2005.

Adjusted EPS and adjusted net income for the three months ended March 31, 2006 and 2005 exclude certain expenses related to the acquisitions of Immunex and Tularik, stock option expense and certain other items. Adjusted EPS is also presented including the impact of stock option expense. These expenses and other items are itemized on the reconciliation tables below.

On a reported basis and calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Amgen’s EPS increased 22 percent to 82 cents in the first quarter of 2006 from 67 cents in the same quarter last year. Net income was $1.0 billion in the first quarter of 2006, an increase of 17 percent versus $854 million in the first quarter of 2005. Effective January 1, 2006, Amgen began recording expense associated with employee stock options in accordance with the Statement of Financial Accounting Standards No. 123R. As a result, reported GAAP results for the first quarter of 2006 were negatively impacted by $66 million on a pre-tax basis from the inclusion of related stock option expense.

“We are off to a good start in 2006,” said Amgen Chairman and Chief Executive Officer Kevin Sharer. “We saw continued growth in our marketed products, and we completed our FDA submission for panitumumab in third-line metastatic colorectal cancer, bringing us another step closer to making this important medicine available to patients. We also finalized our acquisition of Abgenix, which will allow us to fully realize the value of panitumumab as we develop this important cancer therapeutic for additional indications.”

Product Sales Performance

During the first quarter, total product sales increased 14 percent to $3.1 billion from $2.7 billion in the first quarter of 2005. Sales in the United States totaled $2.6 billion, an increase of 15 percent versus the same quarter in 2005. International sales increased 10 percent to $556 million versus $504 million for the first quarter of 2005. Changes in foreign exchange negatively impacted first quarter 2006 international sales by $46 million. Excluding the impact of foreign exchange, total product sales increased 16 percent and international product sales increased 19 percent.

Worldwide sales of Aranesp(R) (darbepoetin alfa) increased 24 percent to $893 million in the first quarter of 2006 versus $723 million during the first quarter of 2005. This growth was principally driven by demand. U.S. Aranesp sales were $596 million versus $447 million in the prior year, with continued market growth and share gains across all major settings driving growth. International Aranesp sales increased 8 percent to $297 million versus $276 million in the first quarter of 2005. Changes in foreign exchange negatively impacted first quarter 2006 sales by approximately $27 million. Excluding the impact of foreign exchange, worldwide product sales increased 27 percent and international sales increased 17 percent.

Sales of EPOGEN(R) (Epoetin alfa) increased 4 percent to $604 million in the first quarter of 2006 versus the first quarter of 2005, driven primarily by favorable wholesaler inventory changes. Demand in the freestanding dialysis clinics, which account for the vast majority of EPOGEN sales, remained consistent with annual patient population growth of 3-4 percent. This growth however, was offset by the increased use of Aranesp in the hospital setting. We anticipate that this conversion will stabilize by the middle of this year.

Combined worldwide sales of Neulasta(R) (pegfilgrastim) and NEUPOGEN(R) (Filgrastim), increased 13 percent to $896 million in the first quarter of 2006 versus $795 million for the first quarter of 2005, driven by increased demand for Neulasta. Combined sales of Neulasta and NEUPOGEN in the United States were $688 million in the first quarter of 2006 versus $598 million in the first quarter of 2005, an increase of 15 percent. U.S. Neulasta sales benefited from a label extension based on new clinical data demonstrating the value of first cycle use in moderate risk chemotherapy regimens. Combined international sales increased 6 percent to $208 million in the first quarter of 2006 versus $197 million for the same quarter in the prior year. Changes in foreign exchange negatively impacted first quarter 2006 combined international sales by approximately $18 million. Excluding the impact of foreign exchange, both combined worldwide and international product sales increased 15 percent.

Sales of Enbrel(R) (etanercept) increased 11 percent in the first quarter to $658 million versus $592 million during the same period in 2005. Sales growth continued in both rheumatology and dermatology, and ENBREL continues to maintain a leading position in both segments. However, ENBREL sales growth in the first quarter was affected by slowing market growth and increased competitive activity.

Worldwide sales of Sensipar(R) (cinacalcet HCl) increased 126 percent to $61 million in the first quarter of 2006 versus $27 million during the first quarter of 2005. This growth was principally driven by demand.

Operating Expense Analysis on an Adjusted Basis:

•	Cost of sales increased 13 percent to $552 million in the first quarter of 2006 versus $489 million in the first quarter of 2005, primarily driven by higher manufacturing costs, in part due to higher sales volumes. Royalty expenses were lower as certain contractual royalty obligations on Neulasta/NEUPOGEN sales terminated in December 2005.

•	Research and development (R&D) expenses increased 20 percent to $624 million in the first quarter versus $521 million in the first quarter of 2005. First quarter increases were primarily due to higher staff levels and increased funding necessary to support clinical trials for our late stage programs, including clinical material and manufacturing costs. The Company expects R&D expense growth to accelerate in the remainder of the year as additional large-scale clinical trials are initiated.

•	Selling, general and administrative (SG&A) expenses increased 13 percent to $652 million in the first quarter versus $577 million in the first quarter of 2005, reflecting higher staff levels to support the growing organization, higher legal costs associated with ongoing litigation, and higher Wyeth profit share expenses related to ENBREL sales increases.

During the first quarter of 2006, adjusted EPS growth of 26 percent exceeded revenue growth of 14 percent by 12 percentage points. This earnings leverage was driven by higher interest income, a lower adjusted tax rate, and fewer shares used in the computation of adjusted diluted EPS compared to the first quarter of 2005. This leverage is expected to moderate for the remainder of this year, as Amgen incurs higher R&D expenses and absorbs the dilution related to the Abgenix acquisition beginning with the second quarter. Amgen also expects its 2006 full year adjusted tax rate to be lower than in 2005 due to increased manufacturing in Puerto Rico and potential tax settlements. The Company now expects 2006 adjusted EPS in the range of $3.60 to $3.70, including expected dilution from the Abgenix acquisition, but excluding stock option expense and certain other expenses.

In February, the Company completed a $5 billion convertible debt issuance with interest rates of 0.125 percent on the $2.5 billion five-year notes and 0.375 percent on the $2.5 billion seven-year notes. In connection with the debt issuance, Amgen utilized a portion of the proceeds to repurchase $3.0 billion of Company stock. Total share repurchases for the quarter totaled 47 million shares at a total cost of $3.4 billion. In December 2005, Amgen’s Board of Directors authorized a new stock repurchase program of $5.0 billion. The Company currently has $3.2 billion remaining under its stock repurchase program. Diluted shares for adjusted EPS were 1,214 million versus 1,290 million in the first quarter of 2005, reflecting the Company’s aggressive repurchase program as well as the term modifications and repayments made in the first half of 2005 relating to its previous convertible note issuance.

Capital expenditures for first quarter of 2006 were approximately $225 million versus $198 million in 2005 as the Company continued its expansion of manufacturing capacity in Puerto Rico and other sites. During the quarter, the Company announced major manufacturing expansion projects in Ireland and Puerto Rico, as well as a global expansion of research and development capabilities. Cash and marketable securities were $7.1 billion at the end of the first quarter of 2006.

First Quarter Product and Pipeline Highlights

The Company also highlighted research and development matters, including recent regulatory news, selected late-stage clinical programs (Aranesp, panitumumab, denosumab, AMG 531 and AMG 706), new clinical programs and an update on the upcoming 42nd annual American Society of Clinical Oncology (ASCO) meeting.

Aranesp: The Food and Drug Administration (FDA) has approved 500 mcg every-three-week dosing of Aranesp for the treatment of chemotherapy-induced anemia in patients with non-myeloid malignancies. Aranesp is the only erythropoiesis-stimulating agent approved by the FDA for every-three-week administration.

Denosumab: The first of four Phase 3 studies in oncology (Prevention of Bone Metastases in Patients with Prostate Cancer) commenced during the quarter. Additionally, a Phase 2 study in Multiple Myeloma commenced during the quarter to test denosumab as a direct therapeutic in Multiple Myeloma. The Company also announced that Phase 2 data in rheumatoid arthritis will be presented at the annual meeting of the American College of Rheumatology (ACR) in the fourth quarter of this year.

Panitumumab: In March, the Company completed the Biologic License Application (BLA) submission with the FDA for panitumumab in 3rd line metastatic colorectal cancer. This rolling BLA submission was initiated last December. The potential indication is for the treatment of metastatic colorectal cancer in patients who have failed prior chemotherapy, including oxaliplatin- and/or irinotecan-containing regimens. Results from the pivotal Phase 3 study used in the BLA submission for 3rd line metastatic colorectal cancer were presented in a Clinical Plenary Session at the 97th Annual Meeting of the American Association for Cancer Research on April 3, 2006. The FDA has granted fast track status to panitumumab for this indication.

AMG 706: Interim data from the Phase 2 study in gastrointestinal stromal tumors (GIST) are expected during the second quarter. Additionally, the Company announced that enrollment for a potentially registration-enabling Phase 2 study in metastatic thyroid cancer was completed ahead of schedule. Data from the Phase 2 study in thyroid cancer are expected to be available in early 2007.

AMG 531: One of two Phase 3 studies in immune thrombocytopenic purpura (ITP) completed enrollment in the quarter. Additionally, two Phase 2 studies were initiated in the quarter: one in chemotherapy-induced thrombocytopenia (CIT) and another in myelodysplastic syndrome (MDS).

ASCO Update: The Company expects data results from several of their programs to be presented at the upcoming 42nd annual American Society of Clinical Oncology (ASCO) meeting in June. Among the presentations will be details from studies of denosumab in patients with metastatic breast cancer and bone metastases, Aranesp Q3W extended dosing in patients with chemotherapy induced anemia as well as MDS, panitumumab in patients with metastatic colorectal cancer, AMG 706 in patients with thyroid cancer and panitumumab and AMG 706 in combination with chemotherapy in patients with advanced non-small cell lung cancer.

Outreach Update: As previously announced, the Company completed its acquisition of Abgenix on April 3, 2006, gaining full ownership of panitumumab and important manufacturing facilities in Fremont, CA, as well as additional research space both in Fremont and British Columbia. In connection with the acquisition, the Company also acquired Abgenix’s Xenomouse technology, a highly competitive platform for producing fully human monoclonal antibodies that has been widely employed by biotechnology and pharmaceutical companies.

The Company also announced during the first quarter the expansion of its existing agreement with Biovitrum. Amgen will now receive exclusive worldwide rights to develop and commercialize Biovitrum’s small molecule 11beta-HSD1 enzyme inhibitors for the treatment of metabolic diseases and certain other medical disorders. The most advanced compound in this collaboration, a treatment for type 2 diabetes, is currently in early clinical development.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2005, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by first party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible US legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole third party suppliers.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a broad and deep pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

Amgen Inc.

Condensed Consolidated Statements of Operations and Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2006
	GAAP	Adjustments		“Adjusted”, Excluding Stock Option Expense
Revenues:
Product sales	$3,127	$—		$3,127
Other revenues	90	—		90

Total revenues	3,217	—		3,217
Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	552	—		552
Research and development	655	(29 (2	)(1) )(2)	624
Selling, general and administrative	689	(37	)(1)	652
Amortization of intangible assets	87	(87	)(3)	—

Total operating expenses	1,983	(155)		1,828
Operating income	1,234	155		1,389
Interest and other income (expense), net	80	—		80

Income before income taxes	1,314	155		1,469
Provision for income taxes	313	55	(5)	368

Net income	$1,001	$100		$1,101

Earnings per share:
Basic	$0.83			$0.92
Diluted (6)	$0.82			$0.91	(7)
Shares used in calculation of earnings per share:
Basic	1,202			1,202
Diluted (6)	1,218			1,214

	Three Months Ended March 31, 2005
	GAAP	Adjustments		“Adjusted”, Excluding Stock Option Expense
Revenues:
Product sales	$2,735	$—		$2,735
Other revenues	98	—		98

Total revenues	2,833	—		2,833
Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	489	—		489
Research and development	524	(3	)(2)	521
Selling, general and administrative	577	—		577
Amortization of intangible assets	87	(87	)(3)	—

Total operating expenses	1,677	(90)		1,587
Operating income	1,156	90		1,246
Interest and other income (expense), net	(10)	20	(4)	10

Income before income taxes	1,146	110		1,256
Provision for income taxes	292	40	(5)	332

Net income	$854	$70		$924

Earnings per share:
Basic	$0.68			$0.74
Diluted (6)	$0.67			$0.72	(7)
Shares used in calculation of earnings per share:
Basic	1,249			1,249
Diluted (6)	1,290			1,290

(1) - (7)	See explanatory notes on following pages.

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

(1)	To exclude the impact of stock option expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. Effective January 1, 2006, Amgen adopted SFAS No. 123R and elected not to apply this new accounting standard to its prior years’ financial statements. Prior to such date, Amgen disclosed in the notes to its financial statements what the related expense and impact to earnings per share (EPS) would have been (i.e. on a pro forma basis) had it elected to expense the fair value of employee stock options in accordance with SFAS No. 123. For the three months ended March 31, 2005, the total pro forma expense for all employee stock options in accordance with SFAS No. 123 was $103 million, pre-tax, resulting in dilution to GAAP EPS of 6 cents per share on a pro forma basis.

(2)	To exclude the incremental compensation provided to certain Tularik Inc. (“Tularik”) employees associated with their retention. The total estimated remaining costs of such incremental compensation is approximately $10 million, pre-tax.

(3)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition. The annual non-cash charge for 2006 is currently estimated to be approximately $347 million, pre-tax.

(4)	To exclude the pro rata portion of the debt issuance costs that were immediately charged to interest expense as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2005 put option and the related convertible notes being repaid in cash.

(5)	To reflect the tax effect of the above adjustments.

(6)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, excluding stock option expense, computed under the treasury stock and the “if-converted” methods:

	Three Months Ended March 31, 2006				Three Months Ended March 31, 2005
	GAAP		“Adjusted”, Excluding Stock Option Expense		GAAP	“Adjusted”, Excluding Stock Option Expense
Income (Numerator):
Net income for basic EPS	$1,001		$1,101		$854	$924
Adjustment for interest expense on convertible notes, net of tax	—	(B)	—	(B)	5	5

Net income for diluted EPS, after assumed conversion of convertible notes	$1,001		$1,101		$859	$929

Shares (Denominator):
Weighted-average shares for basic EPS	1,202		1,202		1,249	1,249
Effect of dilutive securities	16	(A)	12	(A)	11	11
Effect of convertible notes, after assumed conversion	—	(B)	—	(B)	30	30

Weighted-average shares for diluted EPS	1,218		1,214		1,290	1,290

Diluted earnings per share	$0.82		$0.91		$0.67	$0.72

(A)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three months ended March 31, 2006 were computed exclusive of the methodology used to determine dilutive securities under SFAS No. 123R.

(B)

On May 6, 2005 and August 17, 2005, in connection with an exchange offer, we modified the terms of substantially all of our convertible notes due in 2032. As a result, if converted, these convertible notes would be settled in 1) cash equal to the lesser of their accreted value at the conversion date or the conversion value, as defined, and 2) shares of common stock, if any, to the extent the conversion value exceeds the accreted value. Accordingly, the convertible notes due in 2032 do not impact diluted earnings per share under the “if-converted” method but rather, they impact diluted earnings per share under the treasury stock method, and only to the extent that the conversion value exceeds the accreted value during any reporting period, requiring such difference, if any, to be potentially settled in shares of common stock.

(7)	Adjusted diluted earnings per share including the impact of stock option expense for the three months ended March 31, 2006 and 2005 is as follows:

	Three Months Ended March 31,
	2006	2005
Adjusted EPS, excluding stock option expense	$0.91	$0.72
Impact of stock option expense	(0.04)	(0.06)

Adjusted EPS, including stock option expense	$0.87	$0.66

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Aranesp(R) - U.S.	$596	$447
Aranesp(R) - International	297	276
EPOGEN(R) - U.S.	604	583
Neulasta(R) - U.S.	497	416
NEUPOGEN(R) - U.S.	191	182
Neulasta(R) - International	111	85
NEUPOGEN(R) - International	97	112
Enbrel(R) - U.S.	629	570
Enbrel(R) - International	29	22
Sensipar(R) - U.S.	45	24
Sensipar(R) - International	16	3
Other product sales - U.S.	9	9
Other product sales - International	6	6

Total product sales	$3,127	$2,735

U.S.	$2,571	$2,231
International	556	504

	$3,127	$2,735

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	March 31, 2006		December 31, 2005
Assets
Current assets:
Cash and marketable securities	$7,147	(1)	$5,255
Trade receivables, net	1,794		1,769
Inventories	1,273		1,258
Other current assets	943		953

Total current assets	11,157		9,235
Property, plant, and equipment, net	5,122		5,038
Intangible assets, net	3,646		3,742
Goodwill	10,492		10,495
Other assets	898		787

Total assets	$31,315		$29,297

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,620		$3,595
Convertible notes	1,763	(2)	—

Total current liabilities	5,383		3,595
Deferred tax liabilities	1,160		1,163
Convertible notes	5,000	(3)	1,759	(2)
Other long-term debt	2,198		2,198
Other non-current liabilities	183		131
Stockholders’ equity	17,391		20,451

Total liabilities and stockholders’ equity	$31,315		$29,297

Shares outstanding	1,178		1,224

(1)	Included in this amount is $2.1 billion of cash restricted for use to acquire the outstanding shares of Abgenix in connection with the acquisition, which closed on April 1, 2006.

(2)	Holders of our outstanding convertible notes due in 2032 may require the Company to purchase all or a portion of the notes on specific dates as early as March 1, 2007 at the original issuance price plus accrued original issue discount through the purchase date. Accordingly, as of March 31, 2006, these convertible notes have been classified as current liabilities.

Holders of these notes also had the right to require the Company to purchase all or a portion of the notes on March 1, 2006. However, because the holders of substantially all of the then outstanding convertible notes did not require us to repurchase such notes on this date, these convertible notes were classified as non-current liabilities at December 31, 2005.

(3)	In February 2006 we issued $2.5 billion of convertible notes due in 2011 and $2.5 billion of convertible notes due in 2013.

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP Earnings Per Share Guidance for the Year Ended December 31, 2006

2006
“Adjusted” earnings per share guidance - excluding stock option expense	$3.60 -$3.70
Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets (1)	(0.18)
Tularik merger-related incremental compensation (2)	(0.01)
Stock option expense (3)	(0.12 - 0.14)
Write-off of Abgenix acquired in-process R&D and other merger-related expenses (4)	—

GAAP earnings per share guidance	$3.27 - $3.39

(1)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL, related to the Immunex acquisition. The total 2006 annual non-cash charge is currently estimated to be approximately $347 million, pre-tax.

(2)	To exclude the incremental compensation provided to certain Tularik employees associated with their retention.

(3)	To exclude the estimated stock option expense associated with Amgen’s adoption of SFAS No. 123R on January 1, 2006.

(4)	In connection with the acquisition of Abgenix on April 1, 2006, Amgen will incur a one-time expense associated with writing off acquired in-process research and development. In addition, Amgen will incur other merger-related expenses. As the final amount of such expenses has not yet been determined, no adjustment is reflected above.

CONTACT:	Amgen, Thousand Oaks
Dan Whelan, 805-447-4587 (Media)
Arvind Sood, 805-447-1060 (Investors)

SOURCE:	Amgen